Exhibit 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We  hereby  consent  to the  incorporation  by  reference  in  the  Registration
Statements on Form S-3 (Nos. 333-67808 and 333-90984) and Form S-8 (Nos. 33-61866, 333-31930, and 333-60984) of Ultralife Batteries, Inc. of our report dated August 2, 2002, except as to Note 2 for which the date is March 28, 2003, relating to the financial statements as of June 30, 2002 and for the year then ended, which appears in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report dated August 2, 2002, except as to Note 2 for which the date is March 28, 2003, relating to the financial statement schedule as of June 30, 2002 and for the year then ended, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Rochester, New York
April 11, 2003